Exhibit 99.1



                 BF Enterprises, Inc. Board Elects Thomas C. Quick to
                          Succeed the Late Charles E. F. Millard


SAN FRANCISCO, October 28, 2003--BF Enterprises, Inc. (NASDAQ NMS: BFEN) announced today that its board of directors has elected Thomas C. Quick, former vice chairman of Quick & Reilly/Fleet Securities, Inc., to its board of directors. Mr. Quick succeeds Charles E. F. Millard, former chairman and chief executive officer of Coca-Cola Bottling Company of New York, who died on October 20th.

"We were deeply saddened by the passing of Charlie Millard, who served as a director of BFEN since its founding in 1987 and fulfilled his other corporate, civic and religious responsibilities to an extraordinary extent throughout his life. His wise counsel and friendship are already missed," said Brian P. Burns, chairman, president and chief executive officer.

"We are delighted that Tom Quick has agreed to join our board of directors. His accomplishments within the financial services community are noteworthy and BF shareholders will benefit significantly from his energy and experience," Burns said.

Mr. Quick, 48, was president of Quick & Reilly, Inc., the nation's leading national discount brokerage firm from 1985 to 1996, when he became president and chief operating officer of The Quick & Reilly Group, Inc., the NYSE-listed holding company for the firm's securities businesses. Mr. Quick is a member of the board of directors of Senesco Technologies, Inc. (AMEX: SNT), and he serves as a trustee of Cold Spring Harbor Laboratories (New York), St. Jude Children's Research Hospital (Memphis), the National Corporate Theater Fund (New York) and Fairfield University (Fairfield, CT).

BF Enterprises, Inc. is a San Francisco-based real estate holdings and development company.


Contact Information:

BF Enterprises, Inc.
Douglas Post, 415-989-6580